UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2012

American Church Mortgage Company
(Exact name of registrant as specified in its charter)

Minnesota	33-87570	41-1793975
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10237 Yellow Circle Drive, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 945-9455

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On December 14, 2012, the Board of Directors of American Church Mortgage Company (“ACMC” or the “Company”) approved the amendment of the Company’s share repurchase plan (the “Plan”), the terms of which Plan were described previously in the Company’s Current Report on Form 8-K filed on July 19, 2011.

The amendment increased the amount permitted to be repurchased by the Company under the Plan (originally 250,000) by 10,750 shares, the amount by which the Plan has been oversubscribed, for a total amount of 260,750 shares permitted to be repurchased under the Plan. In addition, on December 14, 2012, the Board also approved the termination of the Plan once the final repurchase (which includes the oversubscribed amount) occurs; as such, the Company will not accept any additional requests for repurchases under the Plan.

Per the terms of the Plan, the amendment will be effective 10 days from the date of this Current Report on Form 8-K, which Report shall serve as notice to the Company’s shareholders of the amendment of the Plan. Per the terms of the Plan, the termination will also be effective no sooner than 10 days from the date of this Current Report on Form 8-K, which Report shall serve as notice to the Company’s shareholders of the termination, and which termination in any case shall not occur until the final repurchase as described above has occurred.

The foregoing description of the Plan is qualified in its entirety by reference to the American Church Mortgage Company Share Repurchase Plan, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 19, 2011, and is incorporated by reference herein.

The information furnished under this Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Church Mortgage Company

Date: December 16, 2012	By /s/ Scott J. Marquis
Chief Financial Officer

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